Hexion Inc. 180 East Broad Street Columbus, OH 43215 hexion.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

Hexion Holdings Closes Transaction with American Securities

COLUMBUS, Ohio – (March 15, 2022) – Hexion Holdings Corporation (“Hexion Holdings” or the “Company”) today announced the closing of the acquisition of the Company by affiliates of American Securities LLC for $30.00 per share in cash.

Hexion Holdings net sales for the year-ended December 31, 2021 were approximately $1.9 billion. Hexion is a leading global producer of adhesives and performance materials that enable the production of engineered wood products and other growing specialty materials. The Company has 26 manufacturing facilities globally and approximately 1,300 employees.

Commenting on the transaction, Craig Rogerson, Chairman, President and Chief Executive Officer, said, “We look forward to continuing to serve our valued customers and accelerating our next phase of growth under American Securities’ ownership. During 2021, we dramatically streamlined our portfolio through the sale of our Epoxy, as well as Phenolic Specialty Resins and European Forest Products, businesses. Going forward, we believe we are well-positioned for long-term growth.”

“Hexion is a market leader and leverages deep chemistry and application knowledge to support its customers in diverse end markets,” said Scott Wolff, a Managing Director of American Securities. “Over time, the Company has optimized its portfolio and transformed its operations, and we are thrilled to partner with Hexion to support the next chapter of the Company’s growth.”

About Hexion Holdings Corporation

Based in Columbus, Ohio, Hexion is a global leader in thermoset resins. Hexion serves the global adhesive, coatings, and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Additional information about Hexion and its products is available at www.hexion.com.

About American Securities

Based in New York with an office in Shanghai, American Securities is a leading U.S. private equity firm that invests in market-leading North American companies with annual revenues generally ranging from $200 million to $2 billion. American Securities and its affiliates have approximately $26 billion under management. For more information, visit www.american-securities.com.

Hexion Media and Investor Contact:
John Kompa
+1 614-225-2223
john.kompa@hexion.com

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